                                                                                                                   Exhibit 12.1

                                             Three months ended
                                                 December 31,                       The year ended September 30,
                                            --------------------     ----------------------------------------------------------
                                              2003        2002         2003        2002        2001         2000         1999
                                            --------    --------     --------    --------   ---------    ---------    ---------
Income from continuing operations
  before income taxes, net income (loss)
  of unconsolidated affiliates
  and minority interest                     $ 11,989    $ 14,779     $ 43,021    $ 69,176   $ 151,423    $(872,944)   $(149,546)

Fixed Charges:
  Interest expense                             5,903       4,371       17,579      17,128     103,122      214,550       89,143
  Interest portion of rent expense (1)         2,470       2,261        9,307       8,865       9,546       10,614        7,877
  Amortized finance fees                       1,500       1,500        2,000       2,000       2,000        6,000        4,000
                                            --------    --------     --------    --------   ---------    ---------    ---------

Fixed charges                                  9,873       8,132       28,886      27,993     114,668      231,164      101,020
                                            ========    ========     ========    ========   =========    =========    =========

Earnings:
Income from continuing operations before
  income taxes, net income (loss) of
  unconsolidated affiliates and minority
  interest plus fixed charges               $ 21,862    $ 22,911     $ 71,907    $ 97,169   $ 266,091    $(641,780)   $ (48,526)
                                            ========    ========     ========    ========   =========    =========    =========

Ratio of earnings to fixed charges (2)         2.21x       2.82x        2.49x       3.47x       2.32x           NM           NM

(1)  The interest component of rent expense is estimated at one-third of our reported lease expense.

(2)  The ratio of earnings to fixed charges is computed by dividing fixed charges into income from continuing operations before income taxes, net income (loss) of unconsolidated affiliates and minority interests plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance costs and the estimated interest component of rent expense. For the fiscal years ended September 30, 2000 and 1999, our earnings were insufficient to cover fixed charges by $872.9 million and
     $149.5 million, respectively.